EXHIBIT 10.1

AMENDMENT NO. 1
TO THE
CHENIERE ENERGY, INC.
2011 INCENTIVE PLAN

WHEREAS, the Board of Directors (the “Board”) of Cheniere Energy, Inc. (the “Company”) and the stockholders of the Company (the “Stockholders”) previously adopted and approved the Cheniere Energy, Inc. 2011 Incentive Plan (the “Plan”); and
WHEREAS, the Board has determined that it would be in the best interests of the Company, subject to approval by the Stockholders, to amend the Plan to increase the number of authorized shares under the Plan by 25,000,000 shares so that a total of 35,000,000 shares of common stock, $0.003 par value, of the Company is authorized under the Plan;
NOW, THEREFORE, the Plan hereby is amended, effective on the date of approval by the Stockholders, as follows:

1.	The first sentence of Section 5 of the Plan entitled “SHARES SUBJECT TO PLAN” shall be replaced in its entirety by the following:
“Subject to adjustment pursuant to Section 15(a) hereof, the aggregate number of shares of Common Stock that may be issued with respect to Awards granted under the Plan shall not exceed 35,000,000 (the “Share Pool Limit”).”
2. Section 13(c)(ii) of the Plan entitled “Business Criteria” is hereby amended to add a new (FF) as follows:
“and (FF) implementation, completion or attainment of measurable objectives with respect to financing or construction of entire projects or stages of projects.”

3.	The first sentence of Section 13(c)(iii) of the Plan entitled “Performance Period; Timing for Establishing Performance Goals” shall be replaced in its entirety by the following:

“Achievement of performance goals in respect of Performance Awards may be measured based on performance over a Performance Period, as specified by the Committee, or may be determined based on whether or not the performance goals are satisfied at any time prior to the expiration of a Performance Period.”

4.
The first sentence of Section 13(c)(iv) of the Plan entitled “Settlement of Performance Awards; Compensation Contingent Upon Attainment of Performance Goal” shall be replaced in its entirety by the following:

“In the case of a performance goal measured over a Performance Period, at or after the end of the Performance Period, the Committee shall determine the amount, if any, of Performance Awards payable to each Participant based upon achievement of the business criteria over a Performance Period. In the case of a performance goal satisfied based upon whether or not certain specified business criteria are achieved at any time during a Performance Period, at or following the satisfaction of the applicable business criteria (even if prior to the expiration of the applicable Performance Period), the Committee shall determine the amount, if any, of Performance Awards payable to each Participant upon the achievement of the applicable business criteria.”

Except as modified herein, the Plan is hereby specifically ratified and affirmed.
This Amendment No. 1 to the Plan is adopted by the Company effective as of the 1st day of February, 2013.

CHENIERE ENERGY, INC.

By:	/s/ Meg A. Gentle
Name:	Meg A. Gentle
Title:	Senior Vice President and
Chief Financial Officer